Exhibit 10.1

American Vanguard Corporation

15440 Laguna Canyon Suite 100

Irvine, CA 92618

September 21st, 2026

Dear Matt,

We are delighted to extend to you an offer for the position of Chief Financial Officer (CFO) with American Vanguard Corporation “AVD” (hereinafter, “the Company”), reporting to the American Vanguard Chief Executive Officer (CEO) and based on the terms and conditions below.

As discussed, your anticipated start date is October 1, 2026 or sooner by agreement. You will be based in the Irvine office located at 15440 Laguna Canyon, Ste 100. The following is a summary of your eligible compensation and benefits for this position, subject to the terms of the applicable plan or policy as amended from time to time:

•
Annual Base Salary: at the gross rate of $450,000 (Four Hundred and Fifty Thousand dollars) per annum. You will be paid semi-monthly, on the 15th and last day of the month, subject to withholding tax and other deductions under the Company’s standard payroll practices.

•
Target Annual Performance Bonus (Short Term Incentive “STI”): opportunity will be targeted at 60% of Annual Base Salary, prorated for the portion of the year you are employed. Bonuses are discretionary and based on individual and Company performance, as determined by management consistent with overarching goals approved by the Compensation Committee. The bonus plan year runs from January 1 to December 31, with payouts typically made in the first quarter of the following year. To receive a bonus, you must be actively employed and in good standing on the payment date. For 2026, you will be eligible for a pro-rated bonus for the completed months of service. Bonus plans may be modified or discontinued at the Company’s discretion.

•
Inducement Equity award: In addition, shortly after your commencement you will receive one-time award of one hundred thousand (100,000) restricted common stock of American Vanguard Corporation (“AVD,” the Company’s publicly traded parent) which will vest in three equal tranches over the first, second and third anniversary of the commencement of your employment and will otherwise be subject to the terms and conditions of the company’s standard restricted stock agreement.

•
Inducement Equity Option award: In addition, shortly after your commencement you will receive one-time award of one hundred and fifty thousand (150,000) options in the common stock of American Vanguard Corporation (“AVD,” the Company’s publicly traded parent) having the strike price equal to the fair market value of the Company’s share as of the date of the award which will vest in three equal tranches over the first, second and third anniversary of the commencement of your employment and will otherwise be subject to the terms and conditions of the company’s standard restricted stock agreement.

•
Cash Relocation Bonus: in the amount of $6,667 payable per month for the period commencing on October 1st, 2026, ending on December 31st, 2027. This monthly cash relocation bonus is subject to applicable payroll taxes and withholdings.

•
Long Term Incentive Plan (LTIP): Further, you will be eligible to receive equity awards, which are given to select employees annually and typically take the form of time-vested restricted shares (that vest annually) and performance shares (that vest over a three-year performance period). All equity awards are subject to approval by the Compensation Committee of AVD working in conjunction with management. We expect that the cadence of equity awards will be more fully defined in a formal LTIP program which is currently being developed and is estimated at 80% of base salary for this role

•
Vacation: eligibility of 4 weeks (20 days) per completed year of service accrued based on time worked. Vacation must be earned and used consistent with the Company’s Time Off Policy, as described in the Employee Handbook, which will be provided to you. Holiday and other paid time off may also be provided to you consistent with the Company’s applicable policies, as also described in the Employee Handbook.

•
Car Allowance: you will be provided with a monthly car allowance in the amount of $2,500 subject to applicable taxes and payroll deductions.

•
Travel Allowance: you will be provided with a monthly travel allowance in the amount of $10,000 subject to applicable taxes and payroll deductions. The travel allowance is explicitly for reimbursement of your travel to and from your home in Florida and the corporate office in Irvine for the period commencing October 1 2026 through December 31st 2027.

•
Health and Welfare Plan: eligibility as available to similarly situated employees (for example, medical, dental, prescription drugs, vision, life insurance, flexible spending accounts) and as described in the applicable plan documents. As an executive of American Vanguard you will be eligible to participate from your first day of employment.

•
Other Benefit Programs and Plans: eligibility as available to similarly situated employees (for example, a 401(k) plan and Employee Stock Purchase Plan), and as described in the applicable plan documents. Employees are automatically enrolled in the 401(k) plan at a 5% pre-tax contribution rate, with the option to change or opt out. The Employee Stock Purchase Plan (ESPP) is also available to eligible employees, subject to the terms of the plan.

•
Upon your Hire Date: you will be provided with all required notices, acknowledgments, and other documentation required by federal, state, and local law.

•
Additionally: once appointed as a section 16 officer of the company by the board of directors, you will be subject to the change in control clause and terms as outlined in the AVD 2025 proxy on page 35.

This offer and compensation package are contingent upon your confirmation that there are no legal restrictions preventing you from performing the duties of the position; verification of your authorization to work in the United States and your continued ability to maintain such authorization; your agreement to read and comply with all applicable Company policies, including the Code of Business Conduct and Ethics and Insider Trading Policy (available under the “Our Governance” tab at www.investors-american-vanguard.com); your compliance with the Company’s requirements regarding non-disclosure of proprietary information; and your successful completion of a background check, conducted in accordance with applicable Company policies.

The information in this offer letter is not intended to and does not constitute a contract of employment, either express or implied. Your employment is at-will, of indefinite duration, and can be terminated at any time by you or the Company. Nothing in this offer letter should be construed or implied to guarantee continued employment or otherwise modify the at-will nature of your employment relationship with the Company.

We believe that the Company will offer you a challenging opportunity that will utilize your expertise and experience. Please review this document and contact me if you have any questions. If this offer meets with your agreement, please indicate your acceptance by signing below and returning an executed original to me either as a pdf (via email) or marked personal and confidential to the address below.

This offer expires on September 25th, 2026. Upon receipt of your acceptance and to expedite the hiring process you will be contacted by our HR Department to complete the pre-employment process including background check and eVerify. Our desire is to have you come aboard by October 1st, 2026 or sooner.

Sincerely,

/s/ SHIRIN KHOSRAVI

Shirin Khosravi

Chief Human Resources Officer

American Vanguard Corporation

==================================================================

Acceptance of Offer Letter

I accept the terms and conditions as described in the Offer Letter provided to me by American Vanguard (hereinafter, “the Company”). In consideration of my employment, I agree to read and conform to the Company’s policies, including the Code of Business Conduct and Ethics of American Vanguard (see Our Governance tab on American Vanguard internet site: www.investors-american-vanguard.com). I understand and agree that my employment is at will and therefore can be terminated with or without cause and with or without notice at any time at either the Company’s or my option. I understand that this offer supersedes any previous written or oral promises regarding the terms and conditions of employment. I understand that this offer is contingent upon the following: my representation that there are no legal prohibitions that would prevent me from performing my duties for the Company (including verification of my right to work in the United States); my successful passing of required background screening. I further verify that I have returned all property, data, and documents, whether in electronic, paper, or other form, of any former employer, customer, or other third party and that (a) I will not to use or disclose, directly or indirectly, any confidential or proprietary information that I obtained through my employment with any previous employer(s) and (b) I will inform the Company about and comply with any confidentiality or other obligations that I have to any previous employer(s) at the time hired by the Company.

I understand and accept the terms of this offer:

/s/ MATTHEW HORWATH	September 21, 2026

Matthew Horwath	Date